For Immediate release:

Republic Airways Holdings
Media Contact: Carlo Bertolini
Tel. (317) 484-6069
IR Contact: Timothy Dooley
Tel. (317) 487-4308

Republic Airways Forms Joint Venture with Mesa to Operate Hawaii Service

Indianapolis (Oct. 13, 2009) Republic Airways Holdings (NASDAQ: RJET) today announced that it had reached an agreement with Mesa Air Group to form a joint venture (“JV”) to combine the jet routes currently flown by both Mesa and Republic.  Under the agreement, E170 routes currently operated by Republic Airways will be transitioned to jet service provided by Mesa Airlines.  The three E170 aircraft will be returned to the mainland by November and will operate in Republic Airways’ branded network.

All passengers holding tickets on Shuttle America operated flights will be reaccomodated on flights operated by Mesa.

Under the terms of the JV agreement, Mokulele shareholders will contribute their ownership of Mokulele to the JV and will own 25% of the new venture.  Additionally, current Mokulele shareholders will be obligated to fund up to $1.5 million to capitalize the JV.  Republic, which is the majority shareholder of Mokulele, will forgive Mokulele’s $3.1 million outstanding debt to Republic, net of surrendered aircraft deposits.

“During this period of economic stress within our industry, it is especially important to closely match capacity with demand, and this arrangement allows Mokulele to right-size the aircraft within its network,” said Bryan Bedford, chairman, president and CEO of Republic Airways Holdings. “Meanwhile, the agreement allows Republic Airways to reallocate its E170 aircraft within its branded airline operations, where they will be able to contribute to our network rebuilding efforts.”

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Lynx Aviation, Midwest Airlines, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines offer scheduled passenger service on approximately 1,800 flights daily to 126 cities in 47 states, Canada, Mexico and Costa Rica under branded operations at Frontier and Midwest, and through fixed-fee airline services agreements with five major U.S. airlines. The fixed-fee flights are operated under an airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express, and US Airways Express. The airlines currently employ over 11,000 aviation professionals and operate 294 aircraft.

###